EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Arrow and Adirondack, and has been prepared to illustrate the financial effect of the Merger. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Arrow and its subsidiaries and of Adirondack and its subsidiaries, as an acquisition by Arrow of Adirondack using the acquisition method of accounting (Accounting Standards Codification (ASC) 805 “Business Combinations”) and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Adirondack will be recorded by Arrow at their respective fair values as of the date the Merger was completed. The pro forma financial information should be read in conjunction with Arrow’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 and Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which are incorporated by reference herein, and Adirondack’s quarterly results for the fiscal quarter ended March 31, 2026 and annual results for the fiscal year ended December 31, 2025, which are included herein.

The unaudited pro forma condensed combined financial information set forth below assumes that the Merger was consummated on January 1, 2025 for purposes of the unaudited pro forma condensed combined statements of income and March 31, 2026 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the Merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the Merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings, expense efficiencies or any potential balance sheet restructuring, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Arrow and its subsidiaries and of Adirondack and its subsidiaries. Such information and notes thereto are incorporated by reference herein.

	March 31, 2026 (Dollars In Thousands)
	Arrow Financial Corporation	Adirondack Bancorp, Inc.	Proforma Adjustments	Foot-notes	Pro Forma Combined
ASSETS
Cash and Cash Equivalents	$285,606	$54,880	$(28,993)	1	$311,493
Investments	594,566	297,423	—		891,989
Loans	3,438,966	610,924	(21,706)	2	4,028,184
Allowance for Credit Losses	(34,055)	(4,702)	(976)	3	(39,733)
Net Loans	3,404,911	606,222	(22,682)		3,988,451
Goodwill	23,789	2,023	44,585	4	70,397
Core Deposit Intangibles	677	—	16,387	5	17,064
Other Assets	212,470	50,048	10,734	6	273,252
Total Assets	$4,522,019	1,010,596	20,031		$5,552,646
LIABILITIES
Noninterest-Bearing Deposits	$721,734	336,557	—		$1,058,291
Interest-Bearing Deposits	3,292,205	586,159	(396)	7	3,877,968
Total Deposits	4,013,939	922,716	(396)		4,936,259
Borrowings	4,265	—	—		4,265
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	8,248	—		28,248
Other liabilities	43,672	14,189	7,786	8	65,647
Total Liabilities	4,081,876	945,153	7,390		5,034,419
STOCKHOLDERS’ EQUITY
Preferred Stock	—	—	—		—
Common Stock and Additional Paid-in Capital	436,498	12,920	68,266	9	517,684
Retained Earnings	110,804	68,970	(72,072)	10	107,702
Treasury Stock	(102,395)	(4,267)	4,267	11	(102,395)
Accumulated Other Comprehensive Loss	(4,764)	(12,180)	12,180	11	(4,764)
Total Stockholders’ Equity	440,143	65,443	12,641		518,227
Total Liabilities and Stockholders’ Equity	$4,522,019	1,010,596	20,031		$5,552,646

	For the Year Ended December 31, 2025 (Dollars In Thousands, Except Per Share Amounts)

	Arrow Financial Corporation	Adirondack Bancorp, Inc.	Proforma Adjustments	Foot- notes	Pro Forma Combined
Interest income
Interest and fees on loans	$184,069	$33,234	$4,770	12	$222,073
Other interest income	26,078	9,077	2,198	13	37,353
Total interest income	210,147	42,311	6,968		259,426
Interest expense
Deposits	75,948	7,452	(310)	14	83,090
Borrowings	1,035	700	—		1,735
Total interest expense	76,983	8,152	(310)		84,825
Net interest income	133,164	34,159	6,658		173,981
Provision for credit losses	7,274	294	—		7,568
Net interest income after provision for credit losses	125,890	33,865	6,658		166,413
Noninterest income	32,432	5,829	—		38,261
Noninterest expense
Salaries and employee benefits	56,289	20,141	—		76,430
Amortization of core deposit intangibles	167	—	2,979	15	3,146
Other expenses	46,478	15,334	3,528	16	65,340
Total noninterest expense	102,934	35,475	6,507		144,916
Income before income tax expense	55,388	4,219	151		59,758
Income tax expense (benefit)	11,435	715	495	17	12,645
Net income	$43,953	3,504	(344)		$47,113
Average Shares Outstanding
Basic	16,503	1,063	949	18	18,515
Diluted	16,505	1,063	949	18	18,517
Per Common Share
Basic	$2.65	$3.30			$2.54
Diluted	$2.65	$3.30			$2.54

	For the Three Months Ended March 31, 2026 (Dollars In Thousands, Except Per Share Amounts)

	Arrow Financial Corporation	Adirondack Bancorp, Inc.	Proforma Adjustments	Foot- notes	Pro Forma Combined
Interest income
Interest and fees on loans	$47,126	$8,134	$1,099	12	$56,359
Other interest income	6,668	2,344	549	13	9,561
Total interest income	53,794	10,478	1,648		65,920
Interest expense
Deposits	17,448	1,620	(11)	14	19,057
Borrowings	216	179	—		395
Total interest expense	17,664	1,799	(11)		19,452
Net interest income	36,130	8,679	1,637		46,446
Provision for credit losses	548	—	—		548
Net interest income after provision for credit losses	35,582	8,679	1,637		45,898
Noninterest income	8,628	1,429	—		10,057
Noninterest expense
Salaries and employee benefits	14,922	5,141	—		20,063
Amortization of core deposit intangibles	39	—	670	15	709
Other expenses	11,904	4,677	—		16,581
Total noninterest expense	26,865	9,818	670		37,353
Income before income tax expense	17,345	290	967		18,602
Income tax expense	3,860	38	242	17	4,140
Net income	$13,485	252	725		$14,462
Average Shares Outstanding
Basic	16,382	1,076	949	18	18,407
Diluted	16,403	1,076	949	18	18,428
Per Common Share
Basic	$0.82	$0.23			$0.79
Diluted	$0.82	$0.23			$0.78

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.Represents the cash consideration of the deal, approximately $19.9 million, or $18.72 per share, and one-time merger-related charges to be paid by Adirondack prior to the transaction closing of approximately $9.1 million.

2.To record the $21.0 million fair value adjustment for Adirondack's loans, which is expected to be accreted based on the expected average life of the loan portfolio and eliminate net deferred loan costs of $660 thousand.

3.To record the $976 thousand net increase in the allowance for credit losses, which reflects reversal of the Adirondack allowance for credit losses of $4.7 million partially offset by the $5.7 million day-1 allowance for credit losses. Arrow adopted Accounting Standards Update (“ASU”) 2025-08, Financial Instruments—Credit Losses (Topic 326) in its historical financial statements and therefore, the effects of this standard are reflected in the unaudited pro forma condensed combined financial information.

4.To record estimated goodwill created in the transaction of $46.6 million and eliminate Adirondack goodwill of $2.0 million. The following table sets forth a preliminary allocation of estimated merger considerations to the fair value of the identifiable assets acquired and liabilities assumed of Adirondack’s consolidated statement of financial condition as of March 31, 2026, based on Arrow's common stock price as of July 1, 2026.

Total consideration transferred	$101,081
Assets acquired:
Cash and cash equivalents	45,780
Investment Securities	297,423
Net Loans	583,540
Core Deposit Intangibles	16,387
Other assets	60,358
Total assets	$1,003,488
Liabilities assumed:
Deposits	922,320
Junior Subordinated Obligations	8,248
Other liabilities	18,447
Total liabilities	$949,015
Fair value of net assets acquired	$54,473
Goodwill recorded in acquisition	$46,608

5.    To record the $16.4 million of core deposit intangibles, which is expected to be amortized over the sum-of-years' digits for 10 years.

6.    Accounting adjustments to other assets consist of $4.7 million to record fair value adjustments for Adirondack's premises and equipment, $0.9 million to record write-down of Adirondack's other assets, $7.0 million to record net deferred tax assets related to the estimated fair value purchase accounting adjustments, tax benefits related to one-time merger charges, and the net tax impact related to the recording of the core deposit intangible.

7.    To record the $396 thousand fair value adjustment of acquired certificates of deposit.

8.    Accounting adjustment to other liabilities consists of the accrual of one-time merger-related charges for Adirondack and Arrow: (a) Adirondack pre-tax charges are estimated at $4.3 million ($3.3 million after-tax) and are included as a pro forma fair value liability accrual, and (b) Arrow pre-tax charges are estimated at $3.5 million ($3.1 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings In addition and not reflected in the unaudited proforma condensed combined financial statements, Arrow expects to incur $12.8 million of estimated costs relating to severance, contract termination fees, system conversion costs, and marketing.

9.    Accounting adjustments to common stock and paid-in capital consist of issuance of $81.2 million of common stock issued by Arrow and elimination of $12.9 million of Adirondack's common stock and additional paid-in capital.

10.    Accounting adjustments to retained earnings consist of elimination of $69.0 million of Adirondack's retained earnings and $3.1 million in after-tax one-time merger-related charges as described in Note 8.

11.    Accounting adjustments to eliminate Adirondack's historical stockholders' equity.

12.    To record loan discount accretion of the non-credit fair value adjustment, based on the expected average life of the portfolio. The adjustment reflects the accretion of the $21.0 million fair value adjustment resulting in an increase in interest income from loans of $4.8 million and $1.1 million for the year ended December 31, 2025 and the quarter ended March 31, 2026, respectively.

13.    To record accretion of the available-for-sale securities fair value adjustment, which will be amortized into income based on the expected life of securities. The adjustment reflects an increase in interest income from investment securities of $2.2 million and $549 thousand for the year ended December 31, 2025 and the quarter ended March 31, 2026, respectively. Securities available-for-sale were recorded at fair value and therefore, no balance sheet adjustment is necessary.

14.    To record certificates of deposit discount accretion of $310 thousand and $11 thousand for the year ended December 31, 2025 and the quarter ended March 31, 2026, respectively.

15.    To record $3.0 million and $0.7 million of amortization of core deposit intangible for the year ended December 31, 2025 and the quarter ended March 31, 2026, respectively. The adjustment reflects the amortization of the $16.4 million core deposit intangible over 10 years using the sum-of-the-years’ digits method.

16.    Reflects estimated one-time merger-related charges of $3.5 million for the year ended December 31, 2025 to be incurred by Arrow.

17. Reflects tax impact associated with the transaction adjustments recorded above at an estimated effective tax rate of 25%, further adjusted by the treatment of merger-related charges based on their estimated deductibility for tax purposes.

18. Reflects the number of basic and diluted common shares to be issued by Arrow in its purchase consideration for Adirondack, which is comprised of Adirondack common stock and the contractual acceleration of unvested restricted stock units being exchanged for Arrow common stock at an exchange ratio of 1.8610, less the elimination of the Adirondack common shares outstanding.